Exhibit 99.1

GSI Technology, Inc. Reports First-Quarter Fiscal 2010 Results

SANTA CLARA, Calif.--July 30, 2009--GSI Technology, Inc. (Nasdaq: GSIT) today reported its twenty-third consecutive quarter of profitability with net income of $2.1 million, or $0.08 per diluted share, on net revenues of $14.2 million for the first quarter of its fiscal year ending March 31, 2010. In the comparable period a year ago, the company earned $3.0 million, or $0.11 per diluted share, on net revenues of $17.3 million.

Sequentially, first-quarter 2010 net revenues increased by $568,000, or 4.2%, from $13.6 million in the fourth quarter of fiscal 2009; net income increased by $917,000, or 76.2%, from $1.2 million in the prior quarter.

First-quarter direct and indirect sales to Cisco Systems were $3.3 million, or 23.1% of net revenues, compared to $2.5 million, or 18.1% of net revenues, in the prior quarter. Sales to Huawei Technologies were $1.3 million, or 9.3% of net revenues, in the first quarter compared to $2.8 million, or 20.2% of net revenues, in the prior quarter. Military/defense sales were essentially flat at 15.8% of net revenues compared to 15.7% of net revenues in the prior quarter.

The SigmaQuad line of products continues to do well, accounting for 15.9% of total shipments in the first quarter compared to 19.8% in the fourth quarter of fiscal 2009, 14.9% in the third quarter of fiscal 2009, 10.2% in the second quarter of fiscal 2009, and 8.2% in the first quarter of fiscal 2009.

Gross margin and operating margin were 42.5% and 16.8%, respectively, in the first quarter of fiscal 2010 compared to 37.0% and 9.7%, respectively, in the fourth quarter of fiscal 2009, and 44.3% and 23.0%, respectively, in the first quarter of fiscal 2009. "Gross margin was considerably ahead of expectations," said Lee-Lean Shu, Chairman and Chief Executive Officer, "due largely to a shift in product mix, the increase in sales to Cisco, and the decline in lower-margin sales to Huawei."

At 16.8%, first-quarter operating margin was higher than anticipated. "Whereas we had expected R&D expenses to increase by approximately $1.1 million over the prior quarter, in fact they increased by less that 10%, reflecting the tape-out of a new 65-nanometer product that had been expected in June, but which was pushed out to the second quarter. On balance, we are pleased with the first-quarter results," said Shu. "Although they do not match those of a year ago, they do reflect sequential improvements in both top- and bottom-line performance in the face of an economy that still shows few signs of measurable improvement."

Selling, general and administrative expenses were $2.1 million, or 14.5% of net revenues, in the first quarter, compared to $2.3 million, or 16.7% of net revenues, in the prior quarter, and $2.5 million, or 14.2% of net revenues, in the comparable period a year ago.

At June 30, 2009, inventory was $12.5 million compared to $11.0 million at the end of the March quarter; at December 31, 2008 inventory was $13.5 million.

Total first-quarter pre-tax stock-based compensation expense was $291,000 compared to $342,000 in the fourth quarter of fiscal 2009 and $329,000 in the comparable quarter a year ago.

At June 30, 2009, the company had $44.0 million in cash, cash equivalents and short-term investments, $23.4 million in long-term investments, $58.6 million in working capital, no debt, and stockholders’ equity of $87.4 million.

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the company’s common stock. Under the repurchase program, the company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the first quarter the company repurchased 21,783 shares at an average price of $2.66 per share; through June 30, 2009, the company had repurchased a total of 1,481,962 shares at an average cost of $2.80 per share.

Outlook for Second-Quarter Fiscal 2010

"The past three months have brought no increase in visibility when it comes to the near-term outlook for the global economy," said Shu. "Accordingly, we remain cautious in our outlook. We currently expect net revenues in the second quarter of fiscal 2010 to be flat compared to the June quarter just completed, with gross margin similar to the June quarter. We anticipate that operating expenses will be approximately $1.5 million higher reflecting the tape-out of a new 65-nanometer product that had been expected in June, but which was pushed out to the second quarter and the addition of design resources for our LLDRAM project and various SRAM projects.”

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2009 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, July 30, 2009. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 20557037. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(financial tables follow)

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2009	2009	2008

Net Revenues	$14,208	$13,640	$17,344
Cost of revenues	8,165	8,589	9,653

Gross profit	6,043	5,051	7,691

Operating expenses:

Research & development	1,596	1,454	1,253
Selling, general and administrative	2,060	2,279	2,456
Total operating expenses	3,656	3,733	3,709

Operating income	2,387	1,318	3,982

Interest and other income, net	294	299	315

Income before income taxes	2,681	1,617	4,297
Provision for income taxes	560	413	1,269
Net income	$2,121	$1,204	$3,028

Earnings per share, basic	$0.08	$0.04	$0.11
Earnings per share, diluted	$0.08	$0.04	$0.11

Weighted-average shares used in computing per share amounts:

Basic	26,872	26,837	28,004
Diluted	27,324	27,203	28,798

Stock based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2009	2009	2008

Cost of goods sold	$67	$77	$73
Research & development	113	113	104
Selling, general and administrative	111	152	152
	$291	$342	$329

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2009	March 31, 2009
Cash and cash equivalents	$17,350	$12,597
Short-term investments	26,659	34,740
Accounts receivable	7,131	5,622
Inventory	12,519	10,995
Other current assets	3,311	3,417
Net property and equipment	5,005	5,126
Long-term investments	23,435	19,428
Other assets	768	748
Total assets	$96,178	$92,673

Current liabilities	$8,359	$7,617
Long-term liabilities	382	351
Stockholders' equity	87,437	84,705
Total liabilities and stockholders' equity	$96,178	$92,673

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550